As filed with the Securities and Exchange Commission on August 8, 2019

Registration No. 333-232001

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Occidental Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4035997 (IRS Employer Identification No.)

5 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 215-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anadarko Employee Savings Plan
Anadarko Algeria Company Share Incentive Plan
Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan
Anadarko Petroleum Corporation 2008 Director Compensation Plan
Anadarko Petroleum Corporation 1998 Director Stock Plan

(Full titles of the plans)

Marcia E. Backus, Esq.
Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 215-7000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Faiza J. Saeed, Esq.
George F. Schoen, Esq.
Allison M. Wein, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.20 par value per share	2,199,205 shares	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement”) to the Form S-4 (File No. 333-232001), as amended, initially filed by the Company on June 7, 2019 (the “Form S-4”), covers 2,199,205 shares of common stock, par value $0.20 per share (“Company Common Stock”), of Occidental Petroleum Corporation, a Delaware corporation (“we,” “our,” “us,” “Occidental,” or the “Company”), originally registered on the Form S-4.
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Company Common Stock that may become issuable under any Plan (as defined below) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Company Common Stock.
(3)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Form S-4, which registered 149,516,662 shares of Company Common Stock, including Company Common Stock issuable pursuant to stock-based awards that were to be assumed by the Company upon completion of the Company’s acquisition of Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”), including the 2,199,205 shares being registered hereunder which may be issued pursuant to the Anadarko Employee Savings Plan, Anadarko Algeria Company Share Incentive Plan, Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as Amended and Restated, Anadarko Petroleum Corporation 2008 Director Compensation Plan and Anadarko Petroleum Corporation 1998 Director Stock Plan (in each case, as amended or restated from time to time) (collectively, the “Plans”), as described in the Explanatory Note below.

EXPLANATORY NOTE

Occidental hereby amends the Form S-4 by filing this Registration Statement relating to shares of Company Common Stock that may be issued pursuant to the Plans. Such shares of Company Common Stock were previously registered on the Form S-4, but will be subject to issuance pursuant to this Registration Statement (provided that any outstanding stock-based awards will continue to be governed by the terms of such Plans and the Merger Agreement (as defined below)).

On August 8, 2019 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of May 9, 2019 (the “Merger Agreement”), among Occidental, Baseball Merger Sub 1, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Occidental (“Merger Subsidiary”), and Anadarko, Occidental acquired all of the outstanding shares of Anadarko through a transaction in which Merger Subsidiary merged with and into Anadarko (the “Merger”), with Anadarko continuing as the surviving entity and as an indirect, wholly-owned subsidiary of Occidental.

Under the terms of the Merger Agreement, at the effective time of the Merger, which occurred at 10:41 a.m. Eastern Time on the Closing Date (the “Effective Time”), each share of Anadarko common stock (an “Anadarko Share”) (with certain exclusions) was exchanged for the right to receive a combination of (x) $59.00 cash, without interest, and (y) 0.2934 of a share of Company Common Stock (the “Merger Consideration”). In addition:

•	each outstanding Anadarko Share in the Anadarko Employee Savings Plan’s Company Stock Fund (as defined in the Anadarko Employee Savings Plan) was exchanged for the Merger Consideration;
•	each outstanding Anadarko Share held in the trust established under the Anadarko Algeria Company Share Incentive Plan was exchanged for the Merger Consideration;
•	each outstanding Anadarko restricted stock award granted pursuant to the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as Amended and Restated (the “Anadarko 2012 Incentive Plan”) converted into a restricted stock and cash award of Occidental, with respect to the number of shares of Company Common Stock and cash amount calculated in the same proportion as the Merger Consideration, which award will otherwise continue on the same terms and conditions;
•	each outstanding Anadarko restricted stock unit award granted pursuant to the Anadarko 2012 Incentive Plan converted into a restricted stock and cash unit award of Occidental, with respect to the number of shares of Company Common Stock and cash amount calculated in the same proportion as the Merger Consideration, which award will otherwise continue on the same terms and conditions; and
•	each Anadarko share subject to an outstanding Anadarko deferred share award granted under the Anadarko 2012 Incentive Plan, the Anadarko Petroleum Corporation 2008 Director Compensation Plan and the Anadarko Petroleum Corporation 1998 Director Stock Plan will be exchanged for Merger Consideration, payable within five business days following the Closing Date.

At the Effective Time, each of the Anadarko Employee Savings Plan, Anadarko Algeria Company Share Incentive Plan, Anadarko 2012 Incentive Plan, the Anadarko Petroleum Corporation 2008 Director Compensation Plan and the Anadarko Petroleum Corporation 1998 Director Stock Plan will be terminated. Accordingly, the Anadarko Employee Savings Plan’s Company Stock Fund will be closed for new investments and reinvestments, the Anadarko Algeria Company Share Incentive Plan will cease to accept new contributions or effect share purchases, and any unused reserve of Anadarko Shares under the Anadarko 2012 Incentive Plan, the Anadarko Petroleum Corporation 2008 Director Compensation Plan and the Anadarko Petroleum Corporation 1998 Director Stock Plan as of the Effective Time will be canceled.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I with respect to a Plan will be sent or given to employees participating in such Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	Occidental’s Annual Report on Form 10-K for the year ended December 31, 2018.
•	Occidental’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019 and for the quarter ended June 30, 2019.
•	Occidental’s Current Reports on Form 8-K filed on April 24, 2019, May 3, 2019, May 6, 2019 (Film No.: 19798226), May 6, 2019 (Film No.: 19797991), May 10, 2019 (Film No.: 19813015), May 10, 2019 (Film No.: 19815863), July 15, 2019, August 1, 2019, August 5, 2019, August 8, 2019 (Film No.: 191010121 and August 8, 2019 (Film No.: 191010471) (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).
•	The description of Company Common Stock contained in the registration statement on Form 8-B dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 21, 1994, and Form 8-B/A, dated November 2, 1995, and including any amendment or report filed with the SEC for the purpose of updating this description).

All documents, reports or definitive proxy or information statements subsequently filed by Occidental pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

This Registration Statement does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the indemnification of any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments, fines and amounts paid in settlement in an action or suit by or in the right of the corporation to procure a judgment in its favor) actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the corporation, or serving or having served, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Article VIII of Occidental’s by-laws provide for indemnification of its directors, officers, employees and other agents and any person serving or having served, at the request of the corporation, as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, to the fullest extent permitted by law.

As permitted by section 102 of the DGCL, Occidental’s certificate of incorporation eliminates the liability of an Occidental director for monetary damages to Occidental and its stockholders for any breach of the director’s fiduciary duty, except for liability under section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to Occidental or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The directors and officers of Occidental are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; Occidental is similarly insured with respect to certain payments it might be required to make to its directors or officers or directors or officers of its subsidiaries under the applicable statutes and Occidental’s by-law provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1
Restated Certificate of Incorporation of Occidental Petroleum Corporation, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, and May 2, 2014, filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Occidental Petroleum Corporation dated May 1, 2015, and incorporated herein by reference.

4.2
Amended and Restated By-laws of Occidental Petroleum Corporation, as of May 5, 2019, filed as Exhibit 3.1 to Occidental Petroleum Corporation’s Current Report on Form 8-K filed May 6, 2019 (Film No.: 19798226), and incorporated herein by reference.

4.3	Anadarko Employee Savings Plan.
4.4	Anadarko Algeria Company Share Incentive Plan.
4.5	Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as Amended and Restated.
4.6	Anadarko Petroleum Corporation 2008 Director Compensation Plan.
4.7	Anadarko Petroleum Corporation 1998 Director Stock Plan.
5.1	Opinion of Cravath, Swaine & Moore LLP regarding legality of Company Common Stock being registered.
23.1	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of KPMG LLP, independent registered public accounting firm of Occidental Petroleum Corporation.
23.3	Consent of KPMG LLP, independent registered public accounting firm of Anadarko Petroleum Corporation.
24.1*
Power of Attorney (included on the signature pages to Occidental’s Registration Statement on Form S-4 (File No. 333-232001) filed on June 7, 2019, to which this is Post-Effective Amendment No. 1 on Form S-8).

24.2	Power of Attorney.
*	Previously filed.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 8, 2019.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Marcia E. Backus
Name: Marcia E. Backus Title: Senior Vice President, General Counsel and Chief Compliance Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date
Principal Executive Officer (and Director)
*/s/ Vicki Hollub	President and Chief Executive Officer	August 8, 2019
Vicki Hollub

Principal Financial and Accounting Officers
*/s/ Cedric W. Burgher	Senior Vice President and Chief Financial Officer	August 8, 2019
Cedric W. Burgher

*/s/ Christopher O. Champion	Vice President, Chief Accounting Officer and Controller	August 8, 2019
Christopher O. Champion

Directors
*/s/ Spencer Abraham	Director	August 8, 2019
Spencer Abraham

*/s/ Eugene L. Batchelder	Chairman of the Board and Director	August 8, 2019
Eugene L. Batchelder

*/s/ Margaret M. Foran	Director	August 8, 2019
Margaret M. Foran

*/s/ Carlos M. Gutierrez	Director	August 8, 2019
Carlos M. Gutierrez

*/s/ William R. Klesse	Director	August 8, 2019
William R. Klesse

*/s/ Jack B. Moore	Vice Chairman of the Board and Director	August 8, 2019
Jack B. Moore

Signature	Title	Date
*/s/ Avedick B. Poladian	Director	August 8, 2019
Avedick B. Poladian

*/s/ Robert M. Shearer	Director	August 8, 2019
Robert M. Shearer

*/s/ Elisse B. Walter	Director	August 8, 2019
Elisse B. Walter
*By:	/s/ Marcia E. Backus
Marcia E. Backus
Attorney-in-Fact